EXHIBIT 10.1

EXECUTION VERSION

Published Deal CUSIP: G5825FAG6

Published Term Loan CUSIP: G5825FAH4

CREDIT AGREEMENT

dated as of January 26, 2017

among

IHS MARKIT LTD.,
as Holdings,

MARKIT GROUP HOLDINGS LIMITED,
as Borrower,

and

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,
as Administrative Agent,

WELLS FARGO BANK, N.A.,
as Syndication Agent

and

HSBC BANK PLC,

JPMORGAN CHASE BANK, N.A.

and

ROYAL BANK OF CANADA,

as Co-Documentation Agents

___________________________

BANK OF AMERICA, N.A. and WELLS FARGO SECURITIES, LLC,
as Lead Arrangers

BANK OF AMERICA, N.A. and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners

i

TABLE OF CONTENTS

ARTICLE IV Conditions		53
Section 4.01	Effective Date	53

ARTICLE VII Financial Covenants		68
Section 7.01	Interest Coverage Ratio	69
Section 7.02	Leverage Ratio	69

ARTICLE VIII Events of Default		69
Section 8.01	Events of Default; Remedies	69

Section 8.02	Performance by the Administrative Agent	72
Section 8.03	Limitation on Separate Suit	72

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01	–	Guarantors
Schedule 1.02	–	Excluded Joint Ventures
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Material Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Investments
Schedule 6.09	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Guaranty Agreement
Exhibit D	–	[Reserved]
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Interest Election Request

CREDIT AGREEMENT (this “Agreement”) dated as of January 26, 2017, among:

(a)       IHS MARKIT LTD., an exempted limited company incorporated in Bermuda (“Holdings”);

(b)       MARKIT GROUP HOLDINGS LIMITED, a company incorporated under the laws of England and Wales (“MGHL”), in its capacity as borrower (the “Borrower”);

(c)       the Lenders party hereto; and

(d)       BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Threshold” has the meaning assigned to such term in Section 7.02.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder. Bank of America may, in its discretion, arrange for one or more of its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, for all purposes of this Agreement and the other Loan Documents, each EBT shall be deemed not to constitute an Affiliate of Holdings or any Subsidiary.

“Agent Parties” has the meaning assigned to such term in Section 10.01.

“Aggregation Test” has the meaning assigned to such term in Section 5.09(a).

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery, corruption or money laundering.

“Applicable Rate” means for any day with respect to any ABR Loan or Eurodollar Loan, as the case may be, 0.375% with respect to ABR Loans and 1.375% with respect to Eurodollar Loans; provided that, following the delivery to the Administrative Agent of the first Compliance Certificate delivered pursuant to Section 5.01(c) after the Effective Date, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	1.75%	0.75%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.50%	0.50%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.375%	0.375%
Category 4 < 2.00 to 1.00 and ≥ 1.00 to 1.00	1.25%	0.25%
Category 5 < 1.00 to 1.00	1.00%	0.00%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each of Holdings’ fiscal quarters based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b); and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding the foregoing, if Holdings has notified the Administrative Agent that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Applicable Rate shall be the percentages set forth below beginning as of the first day of such election by Holdings and continuing until the first date thereafter when Holdings delivers to the Administrative Agent the consolidated financial statements pursuant to Section 5.01(a) or (b) hereof and the corresponding Compliance Certificate pursuant to Section 5.01(c) hereof evidencing that Holdings has a Leverage Ratio of less than or equal to 3.50 to 1.00 for a fiscal quarter.

Eurodollar Spread	ABR Spread
1.75%	0.75%

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and reasonably acceptable to MGHL.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower” has the meaning assigned to such term in the first paragraph hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Dallas, Texas are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capitalized lease) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation.

“CFC” means any “controlled foreign corporation” (within the meaning of Section 957 of the Code).

“CFC Holdco” means (a) any direct or indirect US Subsidiary that has no material assets other than the capital stock or Indebtedness of one or more CFCs and (b) any direct or indirect US Subsidiary that has no material assets other than the capital stock or Indebtedness of one or more Persons of the type described in the immediately preceding clause (a).

“Change in Control” means (a) the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the Securities Exchange Act of 1934, as then in effect) (other than a Person of which Holdings is a direct or indirect wholly owned subsidiary as long as such Person guarantees the Loan Obligations on terms reasonably satisfactory to the Administrative Agent) of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Holdings (or any Person of which Holdings is a direct or indirect wholly owned subsidiary); (b) if Holdings shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of the Borrower (unless the Borrower is merged out of existence pursuant to Section 6.03 hereof, or shall no longer be the Borrower hereunder); (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) approved or appointed by directors so nominated; or (d) the occurrence of a “change of control”, or other similar provision, as defined in any agreement governing Material Indebtedness that would cause such Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or require the borrower or issuer thereof to make any offer to prepay, repurchase or redeem such Material Indebtedness prior to its scheduled maturity.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including any law, rule or regulations currently under contemplation as of the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation, application or implementation thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Co-Documentation Agents” means, HSBC Bank plc, JPMorgan Chase Bank, N.A. and Royal Bank of Canada, in their capacity as co-documentation agents, and each of their successors in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments on the Effective Date is $500,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit B.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise Voting Power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Consolidated” means the resultant consolidation of the financial statements of Holdings and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the most recent consolidated financial statements referred to in Section 3.04 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges including but not limited to those relating to fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Holdings for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any Test Period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such Test Period:

(a)       plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any Holdings incentive plan, (v) cash non-recurring (A) fees, costs and expenses incurred in connection with the Transactions or the IHS-Markit Transactions and the Exchange Offer and (B) other acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (v)(B) shall not exceed 10% of the Consolidated EBITDA for such period (together with any addbacks made pursuant to clause (x)(B) in the proviso below in reliance on clause (1)(I) of the proviso to such clause (x) and before giving effect to such add-backs and adjustments), (vi) any non-cash modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any Test Period, the aggregate amount added back under this clause (vi) shall not comprise more than 5% of the Consolidated EBITDA for such period, (vii) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility in effect prior to this Agreement) that are unusual or non-recurring, (viii) losses, charges, expenses, costs, accruals or reserves of any kind associated with any litigation (including any legal fees and expenses) and/or payment of actual or prospective legal settlements, fines, judgments or orders and (ix) the amount of any losses, charges, expenses, costs, accruals or reserves of any kind associated with any subsidiary of Holdings attributable to non-controlling interests or minority interests of third parties,

(b)       minus extraordinary or unusual one-time gains;

provided that, for purposes of calculating the Leverage Ratio and any Pro Forma calculation, Consolidated EBITDA shall include the consolidated earnings before interest, taxes, depreciation and amortization of any Target who was acquired or whose assets were acquired during such period as calculated for the period prior to the acquisition on a basis which is calculated on a good faith basis by a financial or accounting officer of Holdings or is otherwise in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission and to:

(x)       give the full pro forma effect to any “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of Holdings) related to (A) the Transactions or the IHS-Markit Transactions and (B) any Investment or acquisition after the Effective Date; provided that (1) the amount of cost savings, expense reductions, operational improvements and synergies added back in reliance on this clause (x)(B) in any Test Period with respect to any Investment or acquisition consummated after the Effective Date may not exceed an amount equal to (I) 10% of the Consolidated EBITDA for such period (together with any addbacks made pursuant to clause (a)(v)(B) above during such Test Period and before giving effect to such addbacks and adjustments) plus (II) any pro forma adjustment that is consistent with Regulation S-X of the Securities and Exchange Commission and (2) such cost savings, expense reductions, operational improvements and synergies are expected to be realized or achieved within (I) 18 months following the Effective Date with respect to such add-backs made in respect of the Transactions, (II) 18 months following July 12, 2016 with respect to the IHS-Markit Transactions and (III) within 12 months following such Investment or acquisition made after the Effective Date, as applicable;

(y)       add back thereto the sum of the following: (A) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any employee incentive plan; (B) cash non-recurring acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (B) shall not comprise more than 10% of the total consolidated earnings before interest, taxes, depreciation and amortization of the Target for such period, (C) non-cash losses or charges that are unusual or non-recurring, and (D) any taxes related to the foregoing; and

(z)       subtract therefrom extraordinary or unusual one-time gains.

Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarter ended (a) November 30, 2015 shall be deemed to be $345,099,000, (b) February 29, 2016 shall be deemed to be $312,787,000, (c) May 31, 2016 shall be deemed to be $333,804,000 and (d) August 31, 2016 shall be deemed to be $339,000,000.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (other than net obligations under any Hedge Agreement), including, but not limited to, current, long-term and Subordinated Indebtedness, if any, of Holdings, as determined on a Consolidated basis and in accordance with GAAP; provided that “Consolidated Funded Indebtedness” shall be (a) adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis and (b) calculated to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes paid or payable based on the gross or net income of Holdings (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Holdings, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of Holdings for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Holdings for such period, as determined on a Consolidated basis and in accordance with GAAP excluding therefrom however, to the extent otherwise included therein: (a) the income (or loss) of any Person (other than a Subsidiary) in which Holdings or a Subsidiary has an ownership interest to the extent recorded separately on the financial statements of Holdings as income from equity investments; provided, however, that (i) Consolidated Net Earnings shall include amounts in respect of such income when actually received in cash by Holdings or such Subsidiary in the form of dividends or similar distributions and (ii) Consolidated Net Earnings shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by Holdings or any Subsidiary in such Person for the purpose of funding any deficit or loss of such Person and (b) the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to Holdings or a Subsidiary is not permitted on account of any restriction in by-laws, articles of incorporation or similar governing document or any agreement applicable to such Subsidiary.

“Contract Rate” has the meaning assigned to such term in Section 10.13(a).

“CTA” means the UK Corporation Tax Act 2009.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Funded Indebtedness”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to the last paragraph of Section 2.20, any Person (other than Holdings or any of its Subsidiaries) that has (a) defaulted on (or is otherwise unable to perform) its obligations under this Agreement, including without limitation, to (i) make all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Person shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Person or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Disclosed Matters” means all the matters disclosed on Schedule 3.06.

“Disposition” means any sale, transfer, lease or other disposition of assets of any Person. “Dispose” shall have a correlative meaning.

“Dollars” or “$” refers to lawful currency of the United States of America.

“EBT” means, collectively, the Markit Group Holdings Limited Employee Benefit Trust, together with any successor thereto and any replacement or additional employee benefit trust (or similar vehicle) maintained by Holdings or its Subsidiaries, together, in each case, with any subsidiary thereof.

“EBT Documents” means, collectively, (i) the EBT Loan Agreements, (ii) that certain Share Purchase Deed, dated August 30, 2012, by and among the EBT Trustee, MGHL and the sellers party thereto, (iii) that certain Share Purchase Agreement, dated January 28, 2010, by and among MGHL, Ashurst LLP, MGHL Jersey Limited and the sellers party thereto, (iv) that certain Escrow Instruction Deed, dated August 30, 2012, by and among the sellers party thereto, Ashurst LLP, MGHL and the EBT Trustee, (v) that certain Trust Deed, dated January 27, 2010, by and among MGHL and the EBT Trustee, (vi) that certain Statement of Wishes, dated January 29, 2010, by and among MGHL and the EBT Trustee and (vii) any documents evidencing the transfer or assignment of assets, rights or liabilities among one or more EBTs and, in each case, all annexes, schedules and exhibits attached thereto.

“EBT Loan Agreements” means, collectively, (i) that certain Loan Agreement, dated August 30, 2012, by and among MGHL and the EBT Trustee, (ii) that certain Loan Agreement, dated January 28, 2010, by and among MGHL and the EBT Trustee and (iii) any documents evidencing the transfer or assignment of assets, rights or liabilities under the EBT Loan Agreements set forth in the foregoing clauses (i) and (ii) among one or more EBTs and, in each case, all annexes, schedules and exhibits attached thereto.

“EBT Trustee” means Elian Employee Benefit Trustee Limited, in its capacity as trustee in respect of the EBT, together with any successor to such capacity and any trustee, administrator, principal fiduciary, executor or Person performing a similar role in respect of any EBT.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Election Date” means, with respect to any fiscal quarter, the date that is the deadline for Holdings’ delivery of the financial statements pursuant to Section 5.01(a) or (b), as applicable, and the corresponding Compliance Certificate required by Section 5.01.

“Elevated Leverage Period” means, with respect to any Trigger Quarter, the period beginning with the first day of such Trigger Quarter and continuing until and ending on the last day of the fiscal quarter of Holdings (a) identified by Holdings as the end of the period for which the Maximum Leverage Ratio is increased to 3.75 to 1.00 and (b) for which the actual Leverage Ratio is less than or equal to 3.50 to 1.00; provided, that, in no event shall any Elevated Leverage Period last longer than three consecutive fiscal quarters (including the related Trigger Quarter).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, directives, policies, guidelines, permits, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company or unlimited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of Holdings or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure of by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, (1) concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA or (2) that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan; or (h) any Plan is determined, or expected to be determined, to be in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. 1

“euro” or “Euro” means the single currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by

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1The EU Bail-In Legislation Schedule may be found at http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%20131334-2-14%20v3%200.pdf

reference to the Eurodollar Rate but not including any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term “Alternate Base Rate”.

“Eurodollar Rate” means (a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)       for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding the foregoing, the Eurodollar Rate shall not be less than zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Offer” means the offer to exchange the 5.00% Senior Notes due 2022 issued by IHS Inc. for up to an aggregate principal amount of $750,000,000 of Markit Senior Notes and cash.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is not, directly or indirectly, wholly owned by Holdings and the terms of the agreement under which such Subsidiary was created or formed prohibits it from providing a Guarantee of the Obligations, (c) any not-for-profit Subsidiary, (d) any Subsidiary (i) that (and for so long as it) is prohibited by law, regulation or contractual obligation from providing a Guarantee of the Obligations; provided that, with respect to any contractual obligations, such contractual obligation is in effect on the Effective Date (or, with respect to any Subsidiary that is acquired after the Effective Date, in effect on the date of such acquisition) and in each case not entered into in contemplation thereof, (ii) where the Guarantee of the Obligations by such Subsidiary would conflict with the fiduciary duties of such Subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for such Subsidiary or any of its officers or directors or to the extent it is not within the legal capacity of such Subsidiary to provide Guarantee of the Obligations (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar rules or otherwise), (iii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to Guarantee the Obligations (to the extent not obtained) (including, in the case of a Non-US Subsidiary, to the extent prohibited under any financial assistance, corporate benefit or thin capitalization rule or during a “whitewash” process or (iv) where the Guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by MGHL and notified to the Administrative Agent, (e) any Subsidiary acquired by Holdings that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (i) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Guarantee of the Obligations and (ii) the relevant prohibition was not implemented in contemplation of the applicable acquisition, (f) captive insurance Subsidiaries and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and Holdings, the burden or cost of providing a Guarantee of the Obligations shall outweigh the benefits to be afforded thereby, including the burden or cost of complying with any applicable financial assistance, corporate benefit or thin capitalization rules (and the Lenders acknowledge that the maximum amount of the Obligations that may be guaranteed by any Loan Party may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Guaranteed Parties of increasing the guaranteed amount is disproportionate to the cost of such fees, taxes and duties).

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation in respect of a Swap if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated), in each case imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) Other Connection Taxes, (c) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed by the United States, the United Kingdom, Switzerland, Canada, Luxembourg or any jurisdiction in which the Borrower is resident for tax purposes on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17(a), (e) Taxes attributable to a Lender’s failure to comply with Section 2.17(e) or Section 2.17(g) and (f) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 12, 2016, among Holdings, certain subsidiaries of Holdings as borrowers, the lenders party thereto and Bank of America, N.A. as administrative agent, as amended, supplemented or otherwise modified from time to time.

“Existing IHS Senior Notes” means the 5.00% Senior Notes due 2022 issued by IHS Inc., in an aggregate principal amount, together with the aggregate principal amount of Markit Senior Notes, not to exceed $750,000,000.

“Existing MGHL Joint Venture” means any joint venture owned, directly or indirectly, by Holdings as of the Effective Date, or which are in the process of being established by Holdings as of the Effective Date, in each case, as set forth on Schedule 1.02.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such sections of the Code and any current or future rules, legislation, regulations or other official interpretations thereof issued under or with respect to any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, the Federal Funds Rate shall not be less than zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which the Borrower is located. For purposes of this definition, the United States of America, any State thereof or the District of Columbia shall be deemed to be one jurisdiction and Canada and any province or territory thereof shall be deemed to be one jurisdiction.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by Non-US Subsidiary that is not subject to the laws of the United States; or (b)

mandated by a government other than the United States for employees of any Loan Party, and includes Canadian Pension Plans.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a)       with respect to the Loan Obligations: (i) the principal of and interest accrued to such date on the Loan Obligations shall have been paid in full in cash, (ii) all fees, expenses and other amounts which constitute Loan Obligations shall have been paid in full in cash; and (iii) the Commitments shall have expired or irrevocably been terminated.

(b)       with respect to the Hedge Obligations, all termination payments, fees, expenses and other amounts which constitute Hedge Obligations shall have been paid in full in cash.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Parties” means the Administrative Agent, each Lender and each Affiliate of a Lender that is owed any of the Obligations.

“Guarantor” means Holdings and each Subsidiary designated as a “Guarantor” on Schedule 1.01 hereto and each other Subsidiary that becomes a party to the Guaranty Agreement pursuant to Section 5.09.

“Guaranty Agreement” means that certain Guaranty Agreement of the Guarantors in substantially the form of Exhibit C hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Hedge Agreement.

“Hedge Obligations” means all obligations, indebtedness, and liabilities of Holdings or any Subsidiaries, or any one of them, to any Lender or any Affiliate of any Lender, arising pursuant to any Hedge Agreements entered into by such Lender or Affiliate with Holdings or any Subsidiaries, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Hedge Agreements.

“Holdings” has the meaning assigned to such term in the first paragraph hereof.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IHS Global” has the meaning assigned to such term in the first paragraph hereof.

“IHS-Markit Transactions” means the execution, delivery and performance by each loan party under the Existing Credit Agreement of the loan documents in connection with the Existing Credit Agreement to which it is a party, the borrowing of loans under the Existing Credit Agreement, the use of the proceeds thereof, the issuance of letters of credit under the Existing Credit Agreement, the Refinancing (as defined in the Existing Credit Agreement as in effect on the date hereof) and the consummation of the Merger and the payment of related fees and expenses.

“Immaterial Subsidiary” means, as of any date of determination, each Subsidiary that has revenue of less than 10% of Holdings’ consolidated revenue determined as of the last day of the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Holdings delivered pursuant to Section 4.01(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and past due accounts payable being contested in accordance with Section 5.04, in each case, incurred in the ordinary course of business and (ii) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding footnotes thereto) in accordance with GAAP and (B) has not been paid within thirty (30) days after becoming due and payable); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guarantees by such Person of items described in clauses (a)-(e) and (g)-(k) of this definition; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (j) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Equity Interests of such Person but excluding (i) such obligations to the extent such redemption or dividends are payable solely in additional Equity Interests, (ii) obligations in respect of Equity Interests issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business, and (iii) repurchase obligations pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time in respect of Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members); and (k) all obligations of such Person under any Hedge Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of Holdings or any Subsidiary in respect of any Hedge Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Holdings, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each February, May, August and November, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.04.

“ITA” means the UK Income Tax Act 2007.

“Joint Bookrunners” means, individually or collectively, Bank of America, N.A. and Wells Fargo Securities, LLC, in their capacity as joint bookrunners, and each of their successors in such capacity.

“Lead Arrangers” means, individually or collectively, Bank of America, N.A. and Wells Fargo Securities, LLC, in their capacity as lead arrangers, and each of their successors in such capacity.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Hedge Obligations” and “Guaranteed Parties” only, shall include any Person who was a Lender at the time a Hedge Agreement was entered into by one or more of the Loan Parties, even though, at a later time of determination, such Person no longer holds any Commitments or Loans hereunder. A Lender may, in its discretion, arrange for one or more Loans to be made by one or more of its domestic or foreign branches or Affiliates, in which case the term “Lender” shall include any such branch or Affiliate with respect to Loans made by such Person.

“Leverage Ratio” means, on any date, the ratio of Consolidated Funded Indebtedness as of such date to Consolidated EBITDA for the four (4) fiscal quarters then ended or then most recently ended.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, but excluding, for the avoidance of doubt, such interests under operating leases.

“Loan Documents” means this Agreement, the notes executed pursuant to Section 2.09 (if any), the Guaranty Agreement and any other document or instrument described by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Holdings or any Subsidiaries, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Holdings or any Subsidiaries to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan Parties” means the Borrower, Holdings and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Markit Senior Notes” means the 5.00% Senior Notes due 2022 issued by Holdings pursuant to the Exchange Offer in an aggregate principal amount, together with the aggregate principal amount of Existing IHS Senior Notes, not to exceed $750,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Holdings and its Subsidiaries taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole or (c) the rights of or remedies available to the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness for borrowed money of Holdings and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means January 25, 2018.

“Maximum Rate” has the meaning assigned to such term in Section 10.13(a).

“Merger” has the meaning assigned to such term in Section 3.04(a).

“MGHL Private Notes” means (a) the 3.73% Series A Senior Notes due November 4, 2022, in an aggregate principal amount not to exceed $210,000,000 and (b) the 4.05% Series B Senior Notes due November 4, 2025, in an aggregate principal amount not to exceed $290,000,000, in each case, issued by MGHL.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).

“Non-Loan Party” means any Subsidiary that is not a Loan Party.

“Non-US Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Obligations” means all Loan Obligations and the Hedge Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient, Taxes imposed as a result of a present or former connection between the Administrative Agent, any Lender or any other recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, any Lender or any other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except, for the avoidance of doubt, such taxes which arise in connection with any transfer or assignment of any Lender’s rights and obligations under any Loan Document (other than a transfer or assignment pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Capital Markets Debt” means (i) the Markit Senior Notes, (ii) the Existing IHS Senior Notes, (iii) the MGHL Private Notes and (iv) any extensions, renewals and/or replacements of any such Indebtedness to the extent permitted under Section 6.01.

“Permitted Capital Markets Debt Indenture” means any indenture, note purchase agreement or other agreement under which any Permitted Capital Markets Debt is issued.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01;

(f)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g)       Liens arising in respect of leases permitted by this Agreement;

(h)       leases or subleases entered into by Holdings or a Subsidiary in good faith with respect to its property not used in its business and which do not materially interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(i)       statutory and common law landlords’ liens under leases to which Holdings or one of its Subsidiaries is a party;

(j)       customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;

(k)       any payment or close out netting or set off arrangement pursuant to any Hedge Agreement permitted hereunder; and

(l)       Liens in connection with the sale or transfer of any assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness of the type described in clauses (a) or (b) of the definition thereof.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which the Borrower or any of their ERISA Affiliates has any actual or contingent liability.

“Platform” has the meaning assigned to such term in Section 5.01.

“Principal Repayment Date” has the meaning set forth in Section 2.10(a).

“Pro Forma” means, in reference to any financial calculation hereunder and the proposed transaction requiring such calculation, that such calculation for the applicable period is made: (a) assuming the consummation of the transaction in question, (b) assuming that the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, (c) to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation, and (d) including in Consolidated EBITDA as provided in the definition thereof, the consolidated earnings before interest, taxes, depreciation and amortization of the Target for the period prior to the acquisition calculated in a manner consistent with the definition of Consolidated EBITDA herein and on a basis which is calculated on a good faith basis by a financial or accounting officer of Holdings (or otherwise in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission) and the adjustments including, for the avoidance of doubt, provided in clauses (x), (y) and (z) of the proviso to the definition of Consolidated EBITDA.

“Proposed Change” has the meaning assigned to such term in Section 10.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Section 9.06(b).

“Required Lenders” means, at any time, Lenders having Loans representing greater than 50% of the sum of the total outstanding Loans at such time.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, treasurer, assistant treasurer, director or controller of a Loan Party, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests issued by Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the date hereof, Cuba, Iran, Burma, North Korea, Sudan, the Crimea region of Ukraine and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, United Nations Security Council, the European Union, any European Union member state, the French Government or Her Majesty’s Treasury of the United Kingdom, (b) any Person that has a place of business, or is organized or resident, in a jurisdiction that is the subject of any comprehensive territorial Sanctions, (c) any Governmental Authority or government instrumentality of any Sanctioned Country or (d) any Person owned or controlled by any such Person.

“Sanction(s)” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the French Government or Her Majesty’s Treasury of the United Kingdom.

“Solvent” means (a) the fair value of the assets of Holdings and its Subsidiaries taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings and its Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries taken as a whole do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date. As used in this definition, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

“Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Bloomberg screen page (or on any successor or substitute page, or any successor to or substitute for Bloomberg, providing exchange rate quotations comparable to those currently provided by the Bloomberg on such page, as determined by the Administrative Agent from time to time) at or about 11:00 A.M. (New York City time), to purchase Dollars with the other applicable currency; provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Loan Obligations.

“subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which a Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which the applicable Person, one or more other subsidiaries of such applicable Person or such applicable Person and one or more subsidiaries of such applicable Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Notwithstanding the foregoing, it is understood and agreed that (i) each EBT shall be deemed not to constitute a subsidiary of Holdings or MGHL for all purposes of the Loan Documents, except for purposes of financial reporting on a Consolidated basis to the extent required by GAAP and (ii) if the financial results of any Existing MGHL Joint Venture are not required to be consolidated with Holdings pursuant to GAAP, such joint venture (and any direct or indirect subsidiary thereof) shall be deemed not to constitute a subsidiary of Holdings or MGHL for all purposes of the Loan Documents, including for purposes of financial reporting on a Consolidated basis.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means any Subsidiary of Holdings that is party hereto or to any other Loan Document.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Syndication Agent” means Wells Fargo Bank, N.A., in its capacity as Syndication Agent, and each of its successors in such capacity.

“Target” means a Person who is to be acquired or whose assets are to be acquired in a transaction permitted hereby.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” (a) the whole or partial withdrawal of any Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Testing Election” has the meaning assigned to such term in Section 1.06(b).

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements pursuant to Section 5.01(a), “Test Period” means the period of four consecutive fiscal quarters most recently ended for which financial statements of IHS Inc. and Holdings are available.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the payment of related fees and expenses.

“Trigger Quarter” means a fiscal quarter that Holdings or MGHL has designated in writing as such and for which Holdings or MGHL has notified the Administrative Agent that an Acquisition Threshold has been achieved; provided that with respect to any acquisition or similar Investment, a Trigger Quarter shall be deemed to have been elected for the fiscal quarter during which such acquisition was closed if Holdings shall have assumed that an Elevated Leverage Period existed when calculating Pro Forma compliance under Section 6.01(h)(i) or Section 6.04(k)(ii).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK GAAP” means generally accepted accounting principles in the United Kingdom including IFRS.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest and fees payable to it in respect of a Borrowing by the Borrower pursuant to this Agreement (a “UK Loan”) and is (a) a bank (as defined for the purposes of s.879 ITA) making a UK Loan and which is subject to United Kingdom corporation tax in respect of interest payments made in respect of the UK Loan; or (b) a Lender in respect of a UK Loan made by a Person that was a bank (as defined for the purposes of s.879 ITA) at the time that that UK Loan was made and which is subject to United Kingdom corporation tax in respect of interest payments made in respect of the UK Loan; or (c) a UK Treaty Lender; or (d) a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or (e) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest and fees payable to it in respect of the UK Loan in computing its chargeable profits for the purposes of Section 19 CTA.

“UK Treaty Lender” means a Lender: (a) that is resident in a jurisdiction with which the United Kingdom has a double taxation agreement which makes provision for full exemption from United Kingdom taxation imposed on interest and fees (a “Treaty”); (b) which does not carry on business in the United Kingdom through a permanent establishment with which a payment of interest or fees under a Borrowing is effectively connected; and (c) which meets all other conditions (including the completion of any necessary procedural formalities) in the Treaty for full exemption from tax imposed by the United Kingdom on interest and fees payable to that Lender in respect of an advance under a Loan Document.

“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, legislation or other document herein shall be construed as referring to such agreement, instrument, legislation or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that it requests an amendment to any provision hereof to preserve the original intent thereof and to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Loan Parties shall not be required to pay to any Guaranteed Party any fees in connection with any amendment, the sole purposes of which is to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof, other than fees and expenses contemplated by Section 10.03(a). Notwithstanding the foregoing, with respect to Holdings and its subsidiaries (to the extent constituting subsidiaries thereof prior to the Merger), for any periods prior to July 12, 2016, all terms of an accounting or financial nature shall be construed in accordance with UK GAAP and IFRS.

Section 1.05      Conversion of Foreign Currencies.

(a)       Exchange Rates Generally. For purposes of any determination under Article V, Article VI or Article VIII with respect to the amount of any Indebtedness, Lien, Restricted Payment, Investment, Disposition, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the Spot Rate on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Article VII and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis. Notwithstanding the foregoing or anything to the contrary herein, to the extent that Holdings would not be in compliance with any provision of Article VII if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with such provision if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency effects of any Hedge Agreement permitted hereunder and entered into with respect to the currency exchange risks relating to such Indebtedness), then, solely for purposes of compliance with Article VII, the Interest Coverage Ratio and/or the Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis.

(b)       [Reserved].

(c)       Rounding-Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or other currency or smaller denomination thereof.

Section 1.06 Certain Calculations and Tests.

(a)       Notwithstanding anything to the contrary herein, but subject to Sections 1.06(b) and (c), all financial ratios and tests (including the Leverage Ratio, the Interest Coverage Ratio, the Aggregation Test and the amount of Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Test Period shall be calculated with respect to such Test Period on a Pro Forma basis.

(b)       Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 7.01, Section 7.02 and Section 5.09(a), any Leverage Ratio test, Aggregation Test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or the making of representations and warranties by each Loan Party as set forth in the Loan Documents as conditions to (A) the making of any acquisition or similar Investment or the consummation of any transaction in connection therewith (including the assumption or incurrence of Indebtedness) and/or (B) the making of any Restricted Payment, the determination of whether the relevant condition is satisfied may be made, at the election (any such election, a “Testing Election”) of the Borrower, (1) in the case of any acquisition or similar Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or Investment, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment after giving effect to the relevant acquisition and/or Restricted Payment on a Pro Forma basis.

(c)       For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 7.01, Section 7.02 and Section 5.09(a), any Leverage Ratio test, any Interest Coverage Ratio test, any Aggregation Test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (b) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

ARTICLE II

The Credits

Section 2.01      Commitments. Subject to the terms and conditions set forth herein each Lender severally agrees to make a Loan in Dollars to the Borrower on the Effective Date in a principal amount equal to its Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02      Loans and Borrowings.

(a)     Loans Made Ratably. Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)       Initial Type of Loans. Subject to Section 2.07 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless MGHL shall have delivered to the Administrative Agent an agreement that it will be bound by the provisions of Section 2.16 notwithstanding that this Agreement might not then be effective at least three Business Days prior to the Effective Date. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)       Minimum Amounts. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $5,000,000 and not less than $10,000,000.

(d)       Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or delivery of a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic platform or electronic transmission approved by the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit E or in such other form as may be approved by the Administrative Agent, signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.02 and 2.07:

(i)       the aggregate principal amount of such Borrowing;

(ii)       the date of such Borrowing, which shall be a Business Day;

(iii)       whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)       the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Dollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      [Reserved].

Section 2.05      [Reserved]

Section 2.06      Funding of Borrowings.

(a)       By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 1:00 P.M., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of MGHL maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request.

(b)       Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If both the Borrower and the applicable Lender makes the payment required under this clause, the Administrative Agent shall return to the Borrower that amount it paid hereunder if no Default exists.

Section 2.07      Interest Elections.

(a)       Conversion and Continuation. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)       Delivery of Interest Election Request. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission approved by the Administrative Agent of a written Interest Election Request in the form of Exhibit F hereto or such other form as the Administrative Agent shall approve, signed by the Borrower and delivered to the Administrative Agent.

(c)       Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)       the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)       Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)       Automatic Conversion. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month.

(f)       Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. A Borrowing may not be made, converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings would be less than the aggregate principal amount of Loans required to be repaid on such scheduled repayment date.

Section 2.08      Termination and Reduction of Commitments.

(a)       Termination Date. Unless previously terminated, the Commitments shall terminate when Loans pursuant thereto are made, which shall be on the Effective Date.

(b)       Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000.

(c)       Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09      Repayment of Loans; Evidence of Debt.

(a)       Promise to Pay. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)       Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)       Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)       Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)       Request for a Note. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10      [Reserved].

Section 2.11      Prepayment of Loans.

(a)       Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, without prepayment penalty or premium subject to the requirements of this Section and Section 2.16.

(b)     [Reserved].

(c)       [Reserved].

(d)       Selection of Borrowing to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e)       Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar not later than 12:00 noon, New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Optional prepayments of the Loans will be applied to the installments due thereunder in the order of maturity.

Section 2.12      Fees.

(a)     [Reserved]

(b)       [Reserved]

(c)       Agent Fees. MGHL agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between MGHL and the Administrative Agent.

(d)       Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13       Interest.

(a)       ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)       Eurodollar. The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)     [Reserved]

(d)       Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)       Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on the Loans shall be paid in Dollars. The Borrower shall be obligated to pay interest accrued on the Loans that it borrows.

(f)       Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Bank of America’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14      Alternate Rate of Interest. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)       the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission approved by the Administrative Agent as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of the affected type shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of the affected type, such Borrowing shall at the Borrower’s option, either not be made or be made as an ABR Borrowing.

Section 2.15      Increased Costs.

(a)     Change In Law. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.15(c)); or

(ii)       impose on any Lender or the applicable interbank market used to determine the Eurodollar Rate any other condition (other than Taxes) affecting this Agreement, Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then MGHL will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)       Capital Adequacy. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time MGHL will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)       Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(d)       Delivery of Certificate. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. MGHL shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)       Limitation on Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that MGHL shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16      Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, MGHL shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be equal to the sum of: (i) the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable Eurodollar that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars; plus (ii) any loss incurred in liquidating or closing out any foreign currency contract. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. MGHL shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17      Taxes.

(a)       Gross Up. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes; provided that if a Loan Party shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes. In addition, MGHL shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Tax Indemnification.

(i)       MGHL shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The affected Lender or the Administrative Agent, as the case may be, shall provide reasonable assistance to MGHL, at MGHL’s expense, if MGHL determines that any Indemnified Taxes were incorrectly or illegally imposed and MGHL determines to contest such Indemnified Taxes. This Section 2.17(c)(i) shall not apply to the extent that such Indemnified Taxes are compensated for by an increased payment under Section 2.17(a).

(ii)       Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).

(d)       Receipts. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Status of Lenders; FATCA.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, or under any other applicable law, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, at the time it becomes a party to this Agreement, at any time when there has been a change in that Lender’s circumstances and at such other time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation (if any) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(ii)       FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)       UK Tax issues; UK Qualifying Lenders. Without limiting the generality of Section 2.17(e) or the definition of the term “Excluded Taxes”, with respect to Borrowings made or issued to the Borrower pursuant to this Agreement, if, on the date on which any interest or fee payment falls due:

(i)        any Lender is not a UK Qualifying Lender other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority;

(ii)        a Lender is a UK Qualifying Lender solely by virtue of paragraph (b), (d) or (e) of the definition of “UK Qualifying Lender” and an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction and the payment could have been made to the Lender without deduction for Tax if that Direction had not been made; or

(iii)       a Lender is a UK Qualifying Lender solely by virtue of paragraph (b), (d) or (e) of the definition of “UK Qualifying Lender”, the relevant Lender has not complied with its obligations under Section 2.17(e)(i) and the payment could have been made to the Lender without any deduction for Tax if the Lender had complied with its obligations under Section 2.17(e)(i), on the basis that this would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of section 930 of the ITA, the Borrower shall not be required to compensate such Lender under Section 2.17(a) or 2.17(c) for the amount of Taxes imposed by the United Kingdom as a consequence thereof. The Borrower shall not be required to compensate any Treaty Lender under Section 2.17(a) or 2.17(c) for any deduction for United Kingdom income tax from interest payments if such deduction is required as a result of the failure of such Lender to comply with its obligations in Section 2.17(e) or Section 2.17(g).

(g)       UK Treaty Lenders; HMRC DT Treaty Passport Scheme.

(i)       Subject to Section 2.17(g)(ii) and (iii) below, each UK Treaty Lender and the Borrower which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without a deduction for Tax.

(ii)       A UK Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme which becomes a party to this Agreement, and that wishes that scheme to apply to a Borrowing by the Borrower, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in Schedule 2.01 hereto or, where relevant, the Assignment and Assumption (for the benefit of the Administrative Agent and without liability to the Borrower). If such Lender includes the indication described above then the

Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the Effective Date or the effective date of the relevant Assignment and Assumption. If a Lender has not indicated that it wishes the HMRC DT Treaty Passport scheme to apply in accordance with this clause (g) as per the above then the Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of the Borrowings held by such Lender or any Letters of Credit issued for the account of the Borrower. For the avoidance of doubt, nothing in this Section 2.17 shall require a UK Treaty Lender to (i) register under the HMRC DT Treaty Passport scheme or (ii) apply the HMRC DT Treaty Passport scheme to any Borrowings by the Borrower held by such Lender if it has so registered.

(iii)       If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(g)(ii) above and: (a) the Borrower making a payment to that Lender has not made a DTTP2 filing in respect of that Lender; or (b) the Borrower making a payment to that Lender has made a DTTP2 filing in respect of that lender but the filing has been rejected by HM Revenue & Customs or HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without deduction for Tax within 60 days of the date of the DTTP2 filing and, in each case, the Borrower has notified the Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorization to make that payment without a deduction for Tax in accordance with paragraph (i) above.

(h)       Refund. If the Administrative Agent or a Lender determines, in its discretion (acting in good faith), that it (or any member of its group) has received a refund of any Taxes (including by virtue of a credit against or offset of such Taxes, other than a credit or offset resulting from a payment of such Taxes by a Loan Party) as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18      Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a)       Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 P.M., New York City time), on the date when due, in immediately available funds and in Dollars without set off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the payment instructions provided by the Administrative Agent and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)       Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)       Sharing of Set-offs. Except to the extent a court order expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of any Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to MGHL or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)       Payments from Borrower Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)       Application of Amounts Received under the Guaranty Agreement.

(i)       Guaranty Agreement. All amounts received from the Guarantors from collections under the Guaranty Agreement when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed:

(A)       first, to the Lenders, pro rata in accordance with the respective unpaid amounts of Loan Obligations, until all such Loan Obligations have been Fully Satisfied;

(B)       second, to the Guaranteed Parties, pro rata in accordance with the respective unpaid amounts of Hedge Obligations, until all such Hedge Obligations have been Fully Satisfied; and

(C)       third, to the Guaranteed Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

(f)       Return of Amounts. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

(g)       Notice of Amount of Obligations. Prior to making any distribution under paragraph (e) of this Section, the Administrative Agent shall request each Lender to provide the Administrative Agent with a statement of the amounts of Hedge Obligations then owed to such Lender and its Affiliates. A Lender may provide such information to the Administrative Agent at any time and the Administrative Agent may also request such information at any time. If a Lender does not provide the Administrative Agent a statement of the amount of any such

Obligations within three (3) Business Days of the date requested, the Administrative Agent may make distributions under paragraph (e) thereafter and the amount of Hedge Obligations then owed to such Lender and its Affiliates shall conclusively be deemed to be zero for purposes of such distributions. Neither the Lender nor its Affiliates shall have a right to share in such distributions with respect to any Hedge Obligations owed to it. If a Lender shall thereafter provide the Administrative Agent a statement of the amount of the Hedge Obligations then owed to such Lender and its Affiliates, any distribution under paragraph (e) made after the notice is received by the Administrative Agent shall take into account the amount of the Hedge Obligations then owed. No Lender nor any Affiliate of a Lender that has not provided the statement of the amount of the Hedge Obligations owed under this paragraph (g) shall be entitled to share retroactively in any distribution made prior to the date when such statement was provided. In furtherance of the provisions of Article IX, the Administrative Agent shall in all cases be fully protected in making distributions hereunder in accordance with the statements of the Hedge Obligations received from the Lenders under this paragraph (g).

Section 2.19      Mitigation Obligations; Replacement of Lenders.

(a)       Mitigation. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. MGHL agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a)       [Reserved]

(b)       Suspension of Voting The outstanding Loans held by such Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or other modification requiring the consent of all Lenders or any waiver, amendment or other modification of the type described in clauses (i), (ii) and (iii) of paragraph (b) of Section 10.02 affecting such Defaulting Lender shall require the consent of such Defaulting Lender to the extent required by Section 10.02;

(c)       [Reserved]

(d)       [Reserved]

(e)       Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

Section 2.21      Illegality. (a) Eurodollar Rate. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

Holdings represents and warrants to the Lenders that:

Section 3.01      Organization; Powers. Holdings and each Subsidiary is duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, to the extent applicable in the relevant jurisdiction, is in good standing in and qualified to do business in, every jurisdiction where such qualification is required, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02       Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) as could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of Holdings or any Subsidiaries or any order of any Governmental Authority, in each case, except as could not reasonably be expected to result in a Material Adverse Effect), (c) will not violate or result in a default under (i) any Permitted Capital Markets Debt Indenture or (ii) any other material contractual obligation binding upon Holdings, any other Loan Party or any of their respective assets, except in the case of clause (c)(ii) where such violation or default could not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries.

Section 3.04      Financial Condition; No Material Adverse Change.

(a)       Delivery of IHS Financial Statements. Holdings has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows for IHS Inc. (for the avoidance of doubt, prior to giving effect to the merger of IHS Inc. and its subsidiaries with Holdings and its subsidiaries occurring on July 12, 2016 (the “Merger”)) (i) as of and for the fiscal years ended November 30, 2013, November 30, 2014 and November 30, 2015, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended February 29, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of IHS Inc. and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)       Delivery of Markit Financial Statements. Holdings has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Holdings (for the avoidance of doubt, prior to giving effect to the Merger) (i) as of and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods in accordance with IFRS, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)       Delivery of Holdings Financial Statements. Holdings has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended

August 31, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to above.

(d)       No Material Change. Since December 31, 2015, there has been no material adverse change in the business, operations, property or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

Section 3.05      Properties.

(a)       Title. Each of Holdings and its Subsidiaries has good, valid and marketable title to, or valid leasehold interests in, all its real and personal property material to its business and such property is free of all Liens, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 6.02.

(b)       Intellectual Property. Each of Holdings and its Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06      Litigation and Environmental Matters.

(a)       Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened against or affecting Holdings or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)       Environmental. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07      Compliance with Laws and Agreements. Holdings and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default exists.

Section 3.08      Investment Company Status. Neither Holdings nor any of the other Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09      Taxes. Holdings and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate actions and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10      ERISA and Foreign Plans; UK Pension Matters. No ERISA Event nor similar event with respect to a Foreign Plan (including a Termination Event, in respect of Canadian Pension Plans), has occurred or is reasonably expected to occur that, when taken together with all other such events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan and each Foreign Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans and Foreign Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid by could reasonably be expected to result in a Material Adverse Effect. The Canadian Subsidiaries of Holdings are in compliance with the requirements of the Pension Benefits Act and other federal and provincial laws with respect to each Canadian Pension Plan, except for any noncompliance that could not reasonably be expected to result in a Material Adverse Effect. No lien has arisen in respect of any Canadian Subsidiaries of Holdings or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due), except for any such lien that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11      Disclosure. None of the written reports or financial statements furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder on or prior to the Effective Date (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, as of the date the same was so furnished or filed; provided that, with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable by Holdings at the time (it being recognized that projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material).

Section 3.12      Subsidiaries. As of the Effective Date, Holdings has no Material Subsidiaries other than those listed on Schedule 3.12 hereto. As of the Effective Date, Schedule

3.12 sets forth the jurisdiction of incorporation or organization of each such Material Subsidiary and the percentage of Holdings’ direct or indirect ownership of the outstanding Equity Interests of each Material Subsidiary. All of the outstanding capital stock of Holdings and each Subsidiary has been validly issued, is fully paid, and is nonassessable. Except as permitted to be issued or created pursuant to the terms hereof or as reflected on Schedule 3.12, there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of any Material Subsidiary.

Section 3.13      Insurance. Holdings and each Subsidiary maintain with financially sound and reputable insurers (including captive insurers), insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as Holdings and its Subsidiaries and located in similar geographic areas in which Holdings and its Subsidiaries operate.

Section 3.14      Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings, threatened. The hours worked by and payments made to employees of Holdings and any Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters, except to the extent of any such violation that could not reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Subsidiary is bound.

Section 3.15      Solvency. As of the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, Holdings and its Subsidiaries on a consolidated basis are Solvent.

Section 3.16      Margin Securities. Neither Holdings nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of the Regulations of the Board.

Section 3.17      Common Enterprise. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 3.18      Certain Taxes relating to Loan Documents.

(a)       England and Wales. Each of the Loan Documents to which each Loan Party incorporated under the laws of England and Wales is a party is in proper legal form under the laws of England and Wales for the enforcement thereof against such Loan Party. All formalities required in England and Wales for the validity and enforceability of each of such Loan Document (including any necessary registration, recording or filing with any court or other authority therein) have been accomplished, and no Taxes are required to be paid and no notarization is required, for the validity and enforceability thereof under the laws of England and Wales. Any judgment obtained in the United States of America in relation to the Loan Documents will be recognized and enforced under the laws of England and Wales except as otherwise specified in the legal opinions delivered under Section 4.01(b).

(b)       Switzerland. Each of the Loan Documents to which each Loan Party organized under the laws of Switzerland is a party is in proper legal form under the laws of Switzerland for the enforcement thereof against such Loan Parties. All formalities required in Switzerland for the validity and enforceability of each of such Loan Document (including any necessary registration, recording or filing with any court or other authority therein) have been accomplished, and no Taxes are required to be paid in Switzerland and no notarization is required, for the validity and enforceability thereof under the laws of Switzerland. Any judgment obtained in the United States of America in relation to the Guaranty Agreement entered into by a Loan Party organized under the laws of Switzerland will be recognized and enforced under the laws of Switzerland except as otherwise specified in the legal opinions delivered under Section 4.01(b).

(c)       Canada. Each of the Loan Documents to which each Loan Party organized under the laws of Canada or a province or territory thereof is a party is in proper legal form under the laws of Canada or such province or territory for the enforcement thereof against such Loan Party. All formalities required in Canada and each relevant province and territory for the validity and enforceability of each of such Loan Document (including any necessary registration, recording or filing with any court or other authority therein) have been accomplished, and no Taxes are required to be paid in Canada and no notarization is required, for the validity and enforceability thereof under the laws of Canada except as otherwise specified in the legal opinions delivered under Section 4.01(b). Any judgment obtained in the United States of America in relation to the Guaranty Agreement entered into by a Loan Party organized under the laws of Canada will be recognized and enforced under the laws of Canada except as otherwise specified in the legal opinions delivered under Section 4.01(b). It is the express wish of the parties that this agreement and any related documents be drawn up and executed in English. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant soient redigés et signés en anglais.

Section 3.19      Use of Proceeds. The proceeds of the Loans will be used for the purposes described in Section 5.08.

Section 3.20      Ranking. The Loan Obligations are and will at all times be direct and unconditional general obligations of each of the Loan Parties, and rank, and will at all times rank in right of payment, at least pari passu with all other senior unsecured Indebtedness of each Loan Party, whether now existing or hereafter outstanding, except for obligations ranking senior to the

Loan Obligations as a matter of law pursuant to any applicable insolvency, bankruptcy, debtor relief of debt adjustment law.

Section 3.21      OFAC and Anti-Corruption Laws. Holdings has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Holdings, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and Holdings and each of its Subsidiaries and their respective directors (acting within the scope of their relationship with Holdings or the applicable Subsidiary), officers and employees and, to the knowledge of Holdings, its agents, are in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects. None of (i) Holdings, any of its Subsidiaries and their respective directors and officers or (ii) to the knowledge of Holdings, any agent or employee of Holdings or any Subsidiary, is a Sanctioned Person.

Section 3.22      Patriot Act. To the extent applicable, Holdings, and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.

ARTICLE IV

Conditions

Section 4.01      Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)       Execution and Delivery of This Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)       Legal Opinion. The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent and the Lenders, dated the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent) of counsel in each jurisdiction where the Borrower or Guarantor is organized.

(c)       Corporate Authorization Documents. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan

Party, together with all amendments thereto as of the Effective Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the minutes, resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which minutes, resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Effective Date and (ii) a good standing certificate (or equivalent certificate to the extent available and customary in the applicable jurisdiction) for each Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d)       Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with the conditions set forth in paragraphs (i) and (j) of this Section 4.01 and (ii) compliance with the covenants contained in Article VII on a Pro Forma basis after giving effect to the Transactions for the four (4) fiscal quarter periods most recently ended prior to the Effective Date and, in the case of clause (ii), setting forth reasonably detailed calculations demonstrating such compliance.

(e)       Fees. The Administrative Agent shall have received all fees and, to the extent invoiced at least three business days prior to the Effective Date, other amounts due and payable pursuant to the Fee Letter on or prior to the Effective Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)       Guaranty Agreement. The Administrative Agent shall have received the Guaranty Agreement executed by each Guarantor.

(g)       Financial Statements. The Administrative Agent and the Joint Bookrunners shall have received all financial statements required to be delivered pursuant to the Existing Credit Agreement on or prior to the Effective Date; provided that filing of the required financial statements on form 20-F, form 6-K, form 10-K, form 10-Q and/or form F-4 will satisfy the foregoing requirements.

(h)       USA Patriot Act. The Administrative Agent shall have received all documentation and other information at least three days prior to the Effective Date necessary to enable the Administrative Agent and the Lenders to identify the Borrower and each other Loan Party to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations, in each case, to the extent all such documentation and other information is requested at least ten Business Days prior to the Effective Date.

(i)       Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects

(or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing after giving effect to the Loans made on such date, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(j)       No Default. At the time of and immediately after giving effect to such Borrowing, no Default shall exist.

ARTICLE V

Affirmative Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings covenants and agrees with the Lenders that:

Section 5.01      Financial Statements and Other Information. Holdings will furnish to the Administrative Agent and each Lender:

(a)       Annual Financial Statements. Within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity as of the end of and for such year all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification resulting from (i) the maturity of any Indebtedness occurring within the four fiscal quarter period following the relevant audit opinion or (ii) any breach or anticipated breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)       Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and beginning with the fiscal quarter ending February 28, 2018 setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers in the applicable Compliance Certificate as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)       Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a duly executed Compliance Certificate (which may be delivered by electronic communication (including fax or email)): (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII and (iii) stating whether any change in GAAP or in the application thereof has occurred since November 30, 2015 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)       [Reserved]

(e)       Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any analogous Governmental Authority with jurisdiction over matters relating to securities, or distributed by Holdings to its shareholders generally, other than any Securities and Exchange Commission Form 4 filed by Holdings or any Subsidiary;

(f)       Investment Policy. Promptly after the same becomes effective, copies of all modifications to Holdings’ approved investment policy; and

(g)       Additional Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission) or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent).

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Lead Arrangers shall be required to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, notwithstanding the foregoing and for the avoidance of doubt, it is understood and agreed that Borrower Materials that have been filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission) or posted on Holdings’ website and that are, in either case, generally publically available shall be construed as having been marked “PUBLIC” in the form so filed or posted, unless Holdings or the Borrower delivers written notice to the Administrative Agent to the contrary.

Section 5.02      Notices of Material Events. Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)       Default. The occurrence of any Default;

(b)       Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)       ERISA Event. The occurrence of any ERISA Event (or similar events under any Foreign Plan, including Termination Events) that, alone or together with any other ERISA Events or Termination Events that have occurred, could reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate amount exceeding an amount that if paid could reasonably be expected to result in a Material Adverse Effect; and

(d)       Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Holdings or MGHL setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03      Existence; Conduct of Business. Holdings will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. Holdings will, and will cause each Subsidiary (other than an Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to so preserve, renew and keep in full force and effect any of the foregoing could not reasonably be expect to result in a Material Adverse Effect.

Section 5.04      Payment of Taxes. Holdings will, and will cause each Subsidiary to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05      Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Holdings will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (including captive insurers) insurance in such amounts (giving effect to any self-insurance) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06      Books and Records and Inspection. Holdings will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (and, when an Event of Default exists and is continuing, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that representatives of Holdings (or any of its Subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all at such reasonable times during normal business hours and as often as reasonably requested; provided that, as long as no Event of Default then exists, the Administrative Agent will not be permitted to physically inspect the properties of Holdings and its Subsidiaries more than once in any calendar year.

Section 5.07      Compliance with Laws. Holdings will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08      Use of Proceeds. The proceeds of the Loans will be used only for (a) the repayment of outstanding revolving loans under the Existing Credit Agreement, the payment of fees, costs and expenses related thereto and payable in connection with the Transactions and (b) for other general corporate purposes of Holdings and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for the “purchase or carrying” of any margin stock (as such term is defined in Regulation U), to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 5.09      Joinder of Subsidiaries to the Guaranty Agreement.

(a)       Joinder Tests. Holdings shall determine compliance with the Aggregation Test on a quarterly basis as of the date of the required delivery of financial statements pursuant to Section 5.01 (a) or (b), as applicable, and in that connection, shall make the calculations to determine whether: (i) all Subsidiaries who are Material Subsidiaries are party to the Guaranty Agreement, (ii) all Subsidiaries who are or are required to be guarantors under any Permitted Capital Markets Debt Indenture, or who are issuers under any Permitted Capital Markets Debt Indenture are party to the Guaranty Agreement and (iii) the Aggregation Test was satisfied as of the applicable fiscal quarter end. The “Aggregation Test” shall be deemed to be satisfied as of a fiscal quarter end if the combined total revenue of the Subsidiaries who are Guarantors plus the unconsolidated revenues of the Borrower, each as determined for the four fiscal quarters then ended, is equal to or greater than 60% of Holdings’ consolidated total revenue for such period. If as of the end of any fiscal quarter or fiscal year, as applicable, the Aggregation Test is not satisfied, Holdings shall cause such number of Subsidiaries to be joined as Guarantors such that after giving effect to such joinders, the Aggregation Test is then satisfied.

(b)       Joinder of Subsidiaries. If as of the date of the required delivery of financial statements pursuant to Section 5.01 (a) or (b), as applicable, Holdings shall determine that any Subsidiary that is not party to the Guaranty Agreement (i) is a Material Subsidiary or (ii) is or is required to be a guarantor under any Permitted Capital Markets Debt Indenture, or is an issuer under any Permitted Capital Markets Debt Indenture, then promptly in the case of clause (ii) and within 45 days after the end of such fiscal quarter in the case of clause (i) but subject to paragraph (d) of this Section, Holdings shall: (i) cause each such Subsidiary to become a party to the Guaranty Agreement pursuant to the execution and delivery of a Subsidiary Joinder Agreement (as defined in the Guaranty Agreement); (ii) cause each such Subsidiary to execute and/or deliver to the Administrative Agent such documentation described in Section 4.01(c); and (iii) deliver a customary written opinion (addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent) of counsel in each jurisdiction where each such Subsidiary is organized.

(c)       Joinder of Additional Guarantors. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings, the Borrower and their Subsidiaries shall not be required pursuant to the terms of this Agreement or any other Loan Document to cause any Excluded Subsidiary to become a Guarantor even if compliance by such Excluded Subsidiary with such provisions or such Excluded Subsidiary becoming a Guarantor would be necessary to satisfy the Aggregation Test; provided, that, for the avoidance of doubt, (i) nothing in this Section 5.09(d) shall modify or waive the obligations of Holdings, the Borrower and their Subsidiaries to comply with the Aggregation Test as set forth in clause (a) above and (ii) any failure to satisfy the Aggregation Test as and to the extent required by clause (a) above shall constitute a Default and, if unremedied after giving effect to the grace period set forth therein, an Event of Default pursuant to Section 8.01(e).

Section 5.10      Further Assurances. Holdings will, and will cause each other Loan Party to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

Section 5.11      Anti-Corruption Laws. Holdings will, and will cause each Subsidiary to, conduct its businesses in compliance with applicable Anti-Corruption Laws in all material respects and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

ARTICLE VI

Negative Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings covenants and agrees with the Lenders that:

Section 6.01      Indebtedness. Holdings will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)       Indebtedness created under the Loan Documents;

(b)       Indebtedness existing on the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder) or result in an earlier maturity date or, in the case of Indebtedness other than revolving Indebtedness, decreased weighted average life thereof as long as: (i) such Indebtedness in any individual case has an outstanding principal balance of $10,000,000 or less or (ii) to the extent the Indebtedness exceeds the limit in the immediately preceding clause (i), such Indebtedness is described on Schedule 6.01 hereto or is otherwise permitted by this Section 6.01 or Section 6.04(a);

(c)       Indebtedness of any Subsidiary to Holdings, of Holdings to any Subsidiary or of any Subsidiary to any other Subsidiary; provided that the Investment in respect of such Indebtedness is permitted under Section 6.04.

(d)       Guarantees by Holdings of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of Holdings or any other Subsidiary; provided that the Guarantee in respect of such Indebtedness is permitted under Section 6.04.

(e)       Indebtedness of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, purchase money indebtedness and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the amount of such Indebtedness shall not exceed the greater of $100,000,000 and 8.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in aggregate principal amount outstanding at any time;

(f)       Indebtedness arising in connection with Hedge Agreements permitted by Section 6.06;

(g)       Unsecured Indebtedness for borrowed money, in addition to the Indebtedness otherwise permitted hereby, of Holdings or any Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (g) shall not exceed the greater of $200,000,000 and 16.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in aggregate principal amount outstanding at any time;

(h)       In addition to the Indebtedness otherwise permitted hereby and notwithstanding any limits imposed by the other permissions of this Section 6.01, unsecured Indebtedness for borrowed money owed by Holdings or any Subsidiary; provided that at the time of the incurrence of any Indebtedness under this paragraph (h): (i) Holdings shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the Test Period then most recently ended (provided that if the indebtedness to be incurred is in connection with an acquisition permitted by Section 6.04(k) and if an Elevated Leverage Period is not then in effect, then Holdings may determine compliance on a Pro Forma basis assuming an Elevated Leverage Period was in effect as of the end of such Test Period so long as Holdings has the ability to elect the current fiscal quarter as a Trigger Quarter) and (ii) no Default shall exist or result therefrom;

(i)       Indebtedness of any Person that becomes a Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Effective Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) (x) no Default exists or would result from the consummation of such acquisition and (y) Holdings shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the Test Period then most recently ended and if an Elevated Leverage Period is not then in effect, Holdings may assume that an Elevated Leverage Period was in effect as of the end of such period if Holdings has the ability to elect the current fiscal quarter as a Trigger Quarter;

(j)       Indebtedness incurred by a Non-US Subsidiary, and Guarantees by Holdings, the Borrower and any Non-US Subsidiary of Indebtedness incurred by a Non-US Subsidiary, in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(k)       Permitted Capital Markets Debt and unsecured extensions, renewals and replacements of any such Indebtedness incurred by Holdings (which may be guaranteed by the Subsidiaries allowed to guarantee Permitted Capital Markets Debt) that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; and

(l)       (i) Indebtedness existing under the Existing Credit Agreement on the Effective Date and (ii) Indebtedness from time to time permissibly incurred under and existing under the Existing Credit Agreement (as in effect on the Effective Date) after the Effective Date, and, in each case, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder) or result in an earlier maturity date or decreased weighted average life thereof.

Section 6.02      Liens. Holdings will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)       Liens granted to the Administrative Agent in favor of the Guaranteed Parties;

(b)       Permitted Encumbrances;

(c)       any Lien on any asset of Holdings or any Subsidiary existing on the Effective Date; provided that (i) such Lien shall not apply to any other asset of Holdings or any Subsidiary; (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (iii) the aggregate book value of all assets encumbered by such Liens existing on the Effective Date does not exceed $20,000,000 or (B) such Lien is described on Schedule 6.02 hereto or otherwise permitted by this Section 6.02;

(d)       any Liens on property or assets of a Subsidiary to secure obligations to a Loan Party;

(e)       Liens securing Indebtedness permitted by Section 6.01(e);

(f)       Liens securing Indebtedness permitted pursuant to Section 6.01(i) on the relevant acquired assets or on the Equity Interests and assets of the relevant newly acquired Subsidiary; provided that no such Lien (i) extends to or covers any other assets (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or (ii) was created in contemplation of the applicable acquisition of assets or Equity Interests;

(g)       Liens on Equity Interests or assets of any Non-US Subsidiary securing Indebtedness permitted pursuant to Section 6.01(j);

(h)       other Liens securing Indebtedness or other obligations; provided the aggregate outstanding principal amount of such Indebtedness and other obligations and the aggregate book value of all property secured thereby, in each case, does not exceed $200,000,000 and 16.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and

(i)       Liens securing Indebtedness permitted by Section 6.01(l), to the extent the Loan Parties equally and ratably secure the Loans under this Agreement.

Section 6.03      Fundamental Changes. Holdings will not, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)       any Loan Party may merge or amalgamate into any other Loan Party; provided that (i) if one of such Loan Parties is Holdings, Holdings shall be the continuing or surviving Person and (ii) if one of such Loan Parties is the Borrower (and none of the other applicable Loan Parties is Holdings), the Borrower shall be the continuing or surviving Person;

(b)       any Subsidiary that is not a Loan Party may merge or amalgamate into any other Subsidiary; provided that if such merger involves a Loan Party, a Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party simultaneously with the consummation of such transaction;

(c)       any Subsidiary may liquidate, dissolve or wind-up if Holdings or MGHL determines in good faith that such liquidation, dissolution or wind-up is in the best interests of Holdings or MGHL and is not materially disadvantageous to the Lenders taken as a whole;

(d)       Holdings or any Subsidiary may merge or amalgamate into another Person; provided that if Holdings is involved, it shall be the continuing or surviving Person and if the Subsidiary involved is a Loan Party, the Loan Party is the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party simultaneously with the consummation of such transaction; and

(e)       any Subsidiary may merge into, amalgamate or consolidate with any Person in order to consummate a disposition made in compliance with Section 6.05.

Holdings will not, nor will it permit any of its Subsidiaries to engage in any material extent in any business other than businesses of the type conducted by Holdings and its Subsidiaries on the date of execution of this Agreement and similar, incidental, complementary, ancillary or related businesses and such other lines of business to which the Administrative Agent may consent.

Section 6.04      Investments, Loans, Advances, Guarantees and Acquisitions. Holdings will not nor will it permit any of Subsidiary to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a)       (i) Equity Interests in Subsidiaries and Existing MGHL Joint Ventures owned as of the Effective Date or which are in the process of being established as of the Effective Date; (ii) loans and advances outstanding on the Effective Date made by Holdings or any Subsidiary to Holdings or any Subsidiary; and (iii) investments existing on the Effective Date (or in connection with Existing MGHL Joint Ventures, are in the process of being established as of the Effective Date) other than those described in this clause (a) (the “other investments”) as long as: (A) the aggregate book value of all such other investments outstanding on the Effective Date does not exceed $15,000,000 or (B) to the extent the limits in clause (A) are exceeded, such other investments are described on Schedule 6.04 hereto or are otherwise permitted by this Section 6.04;

(b)       (i) Investments made after the Effective Date among Holdings, the Borrower and any other Loan Party, (ii) Investments by a Loan Party in any Subsidiary that is not a Loan Party in the form of any contribution or Disposition of the Equity Interests of any Person that is not a Loan Party, and (iii) Investments made after the Effective Date by Holdings, the Borrower or any other Subsidiary in Holdings, the Borrower or any other Subsidiary (including in any Subsidiary that is formed or created after the Effective Date); provided, that in the case of this clause (iii), the aggregate outstanding amount of any such Investments made by a Loan Party in a Subsidiary that is not a Loan Party shall not exceed an amount equal to (x) $50,000,000 with respect to any such Investment in any one Non-Loan Party or $100,000,000 in the aggregate for all such Investments by Loan Parties in Subsidiaries that are Non-Loan Parties plus (y) the amount of any such Investments otherwise permitted to be incurred under this Section 6.04 (including clauses (i) and (k) hereof);

(c)       (i) Investments in any EBT outstanding on the Effective Date and Investments made in an EBT after the Effective Date in satisfaction of requirements set forth in the EBT Loan Agreements, and (ii) to the extent constituting an Investment, payments made to or on behalf of an EBT to finance its administrative expenses and similar operational expenses in the ordinary course of business consistent with past practice;

(d)       Investments made in accordance with Holdings’ approved investment policy as it exists from time to time;

(e)       Guarantees by Holdings of Indebtedness or other obligations of any Subsidiary or by any Subsidiary of Indebtedness or other obligations of Holdings or any other Subsidiary; provided, that in the case of any Guarantee by a Loan Party of Indebtedness for borrowed money of a Non-Loan Party, the amount of such Indebtedness shall not exceed (x) $50,000,000 with respect to any such Indebtedness of any one Non-Loan Party or $100,000,000 in the aggregate for such Indebtedness of all such Non-Loan Parties plus (y) the amount of any such Investments otherwise permitted to be incurred under this Section 6.04 (including clauses (i) and (k) hereof);

(f)       Investments in connection with Hedge Agreements permitted by Section 6.06;

(g)      loans and advances to officers, directors, and employees of Holdings and its Subsidiaries made in the ordinary course of business up to a maximum of: (i) with respect to loans and advances made for travel and entertainment expenses, $10,000,000 in the aggregate at any one time outstanding and (ii) with respect to loans and advances for other purposes, $2,500,000 in the aggregate at any one time outstanding;

(h)       Investments to the extent the consideration paid therefore consists of common Equity Interests of Holdings or MGHL or any of its Subsidiaries, in each case, to the extent not resulting in a Change in Control;

(i)       Investments not otherwise permitted hereunder, provided that the aggregate outstanding amount of all such Investments does not exceed $100,000,000 and 8.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(j)       Investments consisting of (or resulting from) Liens permitted under Section 6.02, Restricted Payments permitted under Section 6.07 (other than Section 6.07(d)) and mergers, consolidations, amalgamations, liquidations, windings up or dissolutions permitted under Section 6.03 or Dispositions permitted by Section 6.05 (other than Section 6.05(d)); and

(k)       in addition to the other Investments permitted by this Section 6.04 and notwithstanding any limits imposed by the other permissions of this Section 6.04, Holdings and/or any Subsidiary may (x) purchase, hold or acquire (including pursuant to a merger, consolidation or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to or make or permit to exist any investment or any other interest in, any other Person (including any of the foregoing with respect to a Non-Loan Party), (y) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person who is not a Subsidiary or all or substantially all of the assets of a division or branch of such Person and/or (z) make any other Investment, in each case, as long as at the time any such Investment is made:

(i)       Default. No Default exists or would result therefrom;

(ii)       Pro Forma Compliance. Holdings shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the Test Period then most recently ended and if an Elevated Leverage Period is not then in effect, Holdings may assume that an Elevated Leverage Period was in effect as of the end of such period if Holdings has the ability to elect the current fiscal quarter as a Trigger Quarter; and

(iii)       Joinder of Subsidiary. If a Material Subsidiary is acquired or created in connection with such acquisition, to the extent such subsidiary would be required to be joined as a Guarantor pursuant to Section 5.09, such Material Subsidiary shall be joined as a Guarantor within the later of (i) 90 days after the closing of the acquisition and (ii) the date otherwise required by Section 5.09 in the same manner as a Subsidiary is joined pursuant to Section 5.09.

Section 6.05     Asset Sales. Holdings will not, nor will it permit any Subsidiary to Dispose of any asset, including any Equity Interest owned by it, except:

(a)       Dispositions in the ordinary course of business of inventory, used or surplus equipment and investments made or held in compliance with the requirements of Section 6.04;

(b)       Dispositions to Holdings or any Subsidiary so long as all amounts extended by Loan Parties to acquire Equity Interests in, or assets of, Non-Loan Parties shall be Investments permitted under Section 6.04, and other Dispositions permitted by Section 6.03;

(c)       Dispositions among Subsidiaries in connection with internal reorganizations or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither Guaranty Agreement, taken as a whole, is materially impaired;

(d)      Dispositions permitted by Section 6.03 (other than Section 6.03(e)) and Dispositions that constitute (i) Investments permitted under Section 6.04 (other than Section 6.04(j)), (ii) Liens permitted under Section 6.02, and (iii) Restricted Payments permitted under Section 6.07 (other than Section 6.07(d)); and

(e)       other Dispositions of assets that are not permitted by any other clause of this Section as long as at the time of such Disposition (i) no Default shall exist or would result, (ii) such assets, together with any other assets Disposed of in reliance on this clause (e) in the Test Period most recently ended shall not, in the aggregate, account for more than 15% of Consolidated EBITDA or more than 15% of the total revenues of Holdings and its Subsidiaries, on a consolidated basis, in each case on a cumulative basis during the Test Period most recently ended, and (iii) such assets and all other assets Disposed of in reliance on this clause (e) during the term of this Agreement shall not, in the aggregate, account for more than 30% of Consolidated EBITDA or more than 30% of the total revenues of Holdings and its Subsidiaries, on a consolidated basis, in each case on a cumulative basis during the Test Period most recently ended.

Section 6.06      Hedge Agreements. Holdings will not nor will it permit any Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Holdings or a Subsidiary has actual exposure (including any Hedge Agreements enter into in connection with the issuance of any permitted Indebtedness that is convertible to Equity Interests but not including any other Hedge Agreement entered into with respect to Equity Interests), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or a Subsidiary and (c) other Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

Section 6.07      Restricted Payments. Holdings will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a)       Holdings may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b)       each Subsidiary may make Restricted Payments with respect to any class of its Equity Interests; provided, that in the case of non-wholly owned Subsidiaries, such Restricted Payments shall be made ratably with respect to the applicable class of Equity Interests;

(c)       Holdings may repurchase or cancel its Equity Interests related to Taxes on employee equity plans in an aggregate amount of up to $200,000,000 per fiscal year so long as no Default exists or would result therefrom;

(d)       to the extent constituting a Restricted Payment, Holdings and its Subsidiaries may consummate any transaction permitted by Section 6.04 (other than Section 6.04(j)), Section 6.03 and Section 6.08 (other than Sections 6.08(b) and (c));

(e)       Holdings or MGHL may, directly or indirectly, repurchase or otherwise acquire, or make Restricted Payments on account of, Equity Interests in Holdings or MGHL directly or indirectly held by any EBT on the Effective Date so long as the proceeds of any such repurchase, acquisition or Restricted Payment are (i) applied to repay any Indebtedness owed by the EBT to Holdings or MGHL under the EBT Loan Agreements or (ii) to the extent no Indebtedness remains outstanding under the EBT Loan Agreements, applied by an EBT Trustee for the benefit of, or as compensation for, the employees of Holdings or its Subsidiaries; and

(f)       Holdings may declare and make any other Restricted Payments (in addition to Restricted Payments permitted by other clauses of this Section 6.07), provided, that

(i)       Default. No Default exists or would result therefrom; and

(ii)       Pro Forma Compliance. Holdings shall have determined that it will be in compliance with the covenants contained in Article VII on a Pro Forma basis for the Test Period then most recently ended.

Section 6.08      Transactions with Affiliates. Holdings will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions no less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Holdings and its Subsidiaries to the extent not otherwise prohibited under this Agreement; (c) any Restricted Payment permitted by this Agreement; (d) payment of customary and reasonable directors fees to directors who are not employees of Holdings or any Affiliate; and (e) transactions involving the purchase or sale of products or services to or by Affiliates in the financial services industry that are, in the case of this clause (e), undertaken in the ordinary course of business or consistent with past practices.

Section 6.09      Restrictive Agreements. Holdings will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Holdings or any other

Subsidiary or to Guarantee Indebtedness of Holdings or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (iv) customary provisions in leases and other contracts restricting the assignment thereof; (v) customary restrictions or conditions set forth in any Permitted Capital Markets Debt Indenture; (vi) restrictions or conditions imposed by any agreement that is assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition; (vii) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are no more restrictive taken as a whole than the restrictions and conditions contained herein (or this Agreement is modified (with only the consent of MGHL and the Administrative Agent) to include such other restrictions); and (viii) restrictions or conditions imposed by any EBT Document or imposed by applicable law in connection with an EBT.

Section 6.10      Change in Fiscal Year. The Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated without the consent of the Administrative Agent (which the Administrative Agent may give or withhold without the consent or agreement of any of the Lenders and which consent may not be unreasonably withheld, delayed or conditioned).

Section 6.11      Anti-Corruption Laws and Sanctions. No Borrowing will be made nor the proceeds thereof used directly or indirectly (a) for the purpose of funding payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of applicable Anti-Corruption Laws or otherwise in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value to any Person in violation of Anti-Corruption Laws, (b) for the purpose of financing the activities of or any transactions with any Sanctioned Person or Sanctioned Country, or (c) in any other manner that would result in a violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Financial Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings covenants and agrees with the Lenders that:

Section 7.01      Interest Coverage Ratio. As of the last day of each Test Period, Holdings will not permit the Interest Coverage Ratio calculated as of such date to be less than 3.00 to 1.00.

Section 7.02      Leverage Ratio. As of the last day of each Test Period indicated below, Holdings will not permit the Leverage Ratio calculated as of such date to exceed the ratio set forth below opposite such date (such maximum ratio, the “Maximum Leverage Ratio”):

Test Period	Maximum Leverage Ratio
Three consecutive Test Periods ended after July 12, 2016; and	3.75 to 1.00
Thereafter	3.50 to 1.00

Notwithstanding the foregoing, if, with respect to any fiscal quarter of Holdings: (a) Holdings or any Subsidiary has entered into an acquisition or similar Investment permitted by Section 6.04 in such fiscal quarter and (b) the sum of the consideration paid for such acquisition or similar Investment plus the aggregate consideration paid by Holdings and its Subsidiaries for all such acquisitions and similar Investments consummated during that same fiscal quarter and the immediately preceding fiscal quarter, is equal to or greater than $100,000,000 (the requirements of clauses (a) and (b), herein the “Acquisition Threshold”), then Holdings may declare such fiscal quarter to be a Trigger Quarter, such election to be made by Holdings on or before the Election Date for such fiscal quarter. If Holdings has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter or shall be deemed to have selected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 3.75 to 1.00 during the related Elevated Leverage Period. Once a Trigger Quarter is elected or deemed elected, no subsequent Trigger Quarter may be elected or deemed elected by Holdings unless and until the actual Leverage Ratio is less than or equal to 3.50 to 1.00 as of the end of two consecutive fiscal quarters of Holdings after the election.

ARTICLE VIII

Events of Default

Section 8.01      Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a)       Principal Payment. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)       Interest and Fee Payments. The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)       Representation or Warranties. Any representation, warranty or certification that is not qualified by a materiality standard and is made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or any representation, warranty or certification that is qualified by a materiality standard and is made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)       Covenant Violation; Immediate Default. Holdings shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the existence of Holdings or the Borrower) or 5.08 or in Article VI or in Article VII;

(e)       Covenant Violation with Cure Period. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)       Cross Payment Default. Holdings or any Subsidiary shall default in payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable period of notice and grace provide with respect thereto;

(g)       Cross Covenant Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)       Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization, dissolution, winding up, administration or other relief in respect of Holdings or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement, liquidation, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, examiner, administrator, trustee, custodian, monitor, sequestrator, conservator or similar official for

Holdings or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       Voluntary Bankruptcy. Holdings or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement (voluntary or by way of scheme of arrangement or otherwise) insolvency, receivership, dissolution, winding up, administration, liquidation or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, monitor, sequestrator, conservator or similar official for Holdings or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)       Other Insolvency. Holdings or any Material Subsidiary shall (i) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (ii) suspend or threaten to suspend making payments on any of its debts by reason of actual anticipated financial difficulties or (iii) commence negotiation with one or more of its creditors with a view to rescheduling any of its debt;

(k)       Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against Holdings, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment;

(l)       ERISA Events. An ERISA Event or Termination Event shall have occurred or a Lien on any assets of the Borrower, Holdings or any ERISA Affiliate shall have been imposed under Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA, in each case, that, in the reasonable opinion of the Administrative Agent, when taken together with all other ERISA Events and Termination Events that have occurred and all other Liens on assets of the Borrower, Holdings or any ERISA Affiliate imposed under Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA, could reasonably be expected to result in a Material Adverse Effect;

(m)       Invalidity of Loan Documents. Any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party; the validity, binding effect or enforceability of any Loan Document against any Loan Party shall be contested by any Loan Party; any Loan Party shall deny that it has any or further liability or obligation under any Loan Document; or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any material way cease to give or provide to Administrative Agent and the Lenders the benefits purported to be created thereby; or

(n)       Change in Control. A Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower. In addition, if any Event of Default exists, the Administrative Agent may (and if directed by the Required Lenders, shall) exercise any and all other rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Section 8.02      Performance by the Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may, and shall at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party. In such event, Holdings shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.13(d) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.

Section 8.03      Limitation on Separate Suit. No suit shall be brought against any Loan Party on account of the Loan Obligations except by the Administrative Agent, acting upon the written instructions of the Required Lenders.

ARTICLE IX

The Administrative Agent

Section 9.01      Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04      Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06      Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an

Affiliate of any such bank with an office in the United States; provided that consultation with the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Holdings to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)       [Reserved]

Section 9.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08      No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Lead Arrangers or Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

Section 9.09      [Reserved].

Section 9.10      Permitted Release of Subsidiary Loan Parties. If no Default exists or would result and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower requesting the release of a Subsidiary Loan Party, certifying that (a) no Default exists or will result from the release of the Subsidiary Loan Party; (b) after giving pro forma effect to the release, the Aggregation Test is satisfied as of the then most recently ended fiscal quarter; (c) the Subsidiary Loan Party is being released (or will be released following its release hereunder) from its obligations in respect of the Permitted Capital Markets Debt; and (d) the Administrative Agent is authorized to release such Subsidiary Loan Party because either (i) the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been Disposed of in a transaction permitted by Section 6.05 (including with the consent of the Required Lenders pursuant to Section 10.02(b)), (ii) such Subsidiary is not otherwise required to Guarantee any of the Obligations under this Agreement, (iii) with respect to any Subsidiary Loan Party that is a party to the Guaranty, such Subsidiary is (or shall become pursuant to a transaction permitted by the Loan Documents) a CFC, CFC Holdco or a Subsidiary of a CFC or (iv) such Subsidiary is an Excluded Subsidiary, then the Administrative Agent is irrevocably authorized by the Guaranteed Parties, without any consent or further agreement of any Guaranteed Party to release such Subsidiary Loan Party from all obligations under the Loan Documents. The Administrative Agent shall execute any release documents in accordance with the immediately preceding sentence promptly upon request of the Borrower without the consent or further agreement of any Guaranteed Party.

Section 9.11      Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the

Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

ARTICLE X

Miscellaneous

Section 10.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)       if to any Loan Party, to the Borrower at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Executive Vice President and Chief Financial Officer, Telecopy: 303-754-4025; Email: Todd.Hyatt@ihsmarkit.com; with copies to:

(A)       Sari Granat, Executive Vice President and General Counsel, Markit Group Holdings Limited, 25 Ropemaker Street, 4th floor Ropemaker Place, London, United Kingdom EC2Y 9LY; Telephone: +44 20 7260 2000; Email: Sari.Granat@ihsmarkit.com

(B)       Grant Nicholson, Treasurer, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112; Telephone: (303)-858-6299, Telecopy: 303-754-4025; Email: Grant.Nicholson@ihsmarkit.com; and

(C)       Sue Saunders, Treasury Group, Markit Group Holdings Limited, The Capitol Building, Oldbury, Bracknell, Berkshire, United Kingdom RG12 8FZ; Telephone: +44 (0) 1344 328327; Email: Susan.Saunders@ihsmarkit.com.

(ii)       if to the Administrative Agent, to Bank of America, N.A., Bank of America Plaza, 901 Main St., Dallas, TX 75202-3714; Mailcode: TX1-492-14-11; Attention: Michelle Diggs; Telephone: 972-338-3812; Telecopy: 214-290-9463; Email: michelle.diggs@baml.com; and

(iii)       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, subject to the next paragraph.

Unless the Administrative Agent otherwise prescribes (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 10.02    Waivers; Amendments.

(a)       No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)       Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b), (c), (e), (f) or (g) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders,” “Guaranteed Party” or “Obligation” (or any term defined therein) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the value of the Guarantees under the Guaranty Agreement (except as expressly provided in Section 9.10) or limit its liability in respect of such Guarantee, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding anything herein to the contrary; (i) guaranties executed by the Loan Parties in connection with this Agreement may be amended, supplemented and/or waived with the consent of the Administrative Agent at the request of the Borrower without the input or need to obtain the consent of any other Lenders (x) to comply with Requirements of Law or advice of local counsel or (y) to be consistent with this Agreement and the other Loan Documents; (ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent (x) to effect any provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and (y) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter and (iii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, enter into any amendment, modification or waiver of this Agreement and the other Loan Documents, or enter into any new agreement or instrument to effect the granting and perfection of liens to the extent required pursuant to Section 6.02(i) and as required by local law to give effect to, or protect any guarantee or other security interest for the benefit of the Lenders, in any property or so that the security interests therein comply with applicable law. Notification of such amendments shall be made by the Administrative Agent to the Lenders promptly upon any such amendment becoming effective, provided, that failure of the Administrative Agent to provide such notice shall not render any such amendment ineffective.

(c)       Replacement of Lenders. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at their sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b). Notwithstanding the foregoing, a Non-Consenting Lender shall be deemed to have assigned all of its rights, interests and obligations under this Agreement upon its receipt of the amounts described in the preceding clause (b).

Section 10.03    Expenses; Indemnity; Damage Waiver.

(a)       Expenses. Holdings shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Syndication Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       Indemnity. Holdings indemnifies the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and holds each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings or any Subsidiary, or any Environmental Liability related in any way to Holdings or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)       Lenders’ Agreement to Pay. To the extent that Holdings fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share unused Commitments at the time.

(d)       Waiver of Damages. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)       Payment. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 10.04    Successors and Assigns.

(a)       Successors and Assigns. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Lender who is owed any of the Obligations and any Indemnitee), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignment. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than Holdings, any Subsidiary or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)       the Borrower, which shall not be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required for an assignment of any or all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment or, if an Event of Default exists, any other Person; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)       the Administrative Agent, which shall not be unreasonably withheld or delayed; provided that no consent of the Administrative Agent shall be required for an assignment of any or all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) (i) shall not be less than $10,000,000 and (ii) shall not reduce the assigning Lender’s Commitment to less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default exists;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

For the purposes of this Section 10.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). If any such assignment by a Lender holding a promissory note hereunder occurs after the issuance of any promissory note pursuant to Section 2.09(e) to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such promissory note to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new promissory note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices outside the United Kingdom a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement or any other Loan Document, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)       Participations. (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) and 2.17(g) (it being understood that the documentation required under Section 2.17(e) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices outside of the United Kingdom a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)       A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) or 2.17(g) as though it were a Lender.

(d)      Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)     [Reserved]

Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations have been Fully Satisfied. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08    Right of Setoff. If an Event of Default exists, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of that Borrower now or hereafter existing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)       Governing Law. This Agreement and all claims and causes of action arising out of this Agreement or any other Loan Document shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b)       Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was in any way invalid or effective. Nothing herein shall affect the right of the Administrative Agent or any other Creditor to serve process in another manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(e)       Process Agent. Each Loan Party hereby irrevocably designates, appoints and empowers Holdings with offices at 25 Ropemaker Street, 4th floor Ropemaker Place, London, United Kingdom EC2Y 9LY; Attn: Sari Granat, Executive Vice President and General Counsel, Telephone: +44 20 7260 2000; Email: sari.granat@ihsmarkit.com as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. Holdings accepts such appointment and the similar appointments contained in the other Loan Documents and agrees to so act on the behalf of each Loan Party hereunder and under the other Loan Documents until the Full Satisfaction of the Obligations. If for any reason Holdings shall cease to be available to act as such, each Loan Party agrees to designate a new designee, appointee and agent in the United States on the terms and for the purposes of this provision satisfactory to the Administrative Agent under this Agreement.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the recipient of such Information entering into an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Loan Parties and other than as a result of a breach known to such party by such source of any confidentially agreement binding upon the source or (i) subject to the recipient of such Information entering into an agreement containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the obligations under this Agreement. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the applicable Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13    Maximum Interest Rate.

(a)       Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

(b)       Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Loan Party, any of their respective Equity Interest holders or any other Person.

Section 10.15    No Fiduciary Relationship. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Guaranteed Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Guaranteed Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Guaranteed Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Guaranteed Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Guaranteed Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Guaranteed Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Guaranteed Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Guaranteed Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Guaranteed Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Guaranteed Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Loan Parties and the Guaranteed Parties.

Section 10.16    Construction. Holdings and the Borrower, each other Loan Party (by its execution of the Loan Documents to which it is a party), the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.17    Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.18    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.19    USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.20    [Reserved].

Section 10.21    Judgment Currency. This is an international loan transaction in which the specification of the applicable currency of payment is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency under the Loan Documents (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency except to the extent that such tender results in the effective receipt by the payee of the full amount of the Original Currency payable to such payee. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under any Loan Document in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency at the relevant office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Loan Parties in respect of any such sum due from it to the relevant payee under any Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Loan Parties, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

Section 10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Holdings:

IHS MARKIT LTD.
By:	/s/ Todd Hyatt
	Name:	Todd Hyatt
	Title:	Executive Vice President and Chief Financial Officer

Borrower:

MARKIT GROUP HOLDINGS LIMITED
By:	/s/ Todd Hyatt
	Name:	Todd Hyatt
	Title:	Director

Agent and Lenders:

BANK OF AMERICA, N.A., as Administrative Agent,

By:	/s/ Angela Larkin
Name: Angela Larkin Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Director

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Sid Khanolkar
	Name:	Sid Khanolkar
	Title:	Director

HSBC Bank PLC, as a Lender

By:	/s/ Andrea Chilese
	Name:	Andrea Chilese
	Title:	Global Relationship Banker

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Maria Riaz
	Name:	MARIA RIAZ
	Title:	VICE PRESIDENT

Royal Bank of Canada, as a Lender

By:	/s/ Matt Rowe
	Name:	Matt Rowe
	Title:	Managing Director, Corporate Banking

EXHIBIT A
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (including any guarantees thereof) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________ and is an Affiliate/Approved Fund of [identify Lender]1]

UK DTTP Number (if any):__________________

3.	Borrower:	Markit Group Holdings Limited (the “Borrower”)

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of January 26, 2017, among IHS Markit Ltd., the Borrower, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

1 Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans2
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION, Page 2

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]4

MARKIT GROUP HOLDINGS LIMITED

By:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 3

ANNEX 1

Markit Group Holdings Limited
Credit Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of IHS Markit Ltd., any of its Subsidiaries or Affiliates (including Markit Group Holdings Limited) or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by IHS Markit Ltd., any of its Subsidiaries or Affiliates (including Markit Group Holdings Limited) or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

EXHIBIT B, Cover Page

COMPLIANCE CERTIFICATE
for the
quarter ended __________ __, _____

To:	Bank of America, N.A.

135 S. LaSalle Street

Mailcode: IL4-135-09-61
Chicago, IL 60603

Attention: Angela Larkin
Telephone: 312.828.3882
Telecopy: 877.206.8409

Email: angela.larkin@baml.com

and each Lender

Ladies and Gentlemen:

This Compliance Certificate (the “Certificate”) is being delivered pursuant to Section 5.01(c) of that certain Credit Agreement (as amended, the “Agreement”) dated as of January 26, 2017, among IHS Markit Ltd. (“Holdings”), Markit Group Holdings Limited, as borrower (the “Borrower”), Bank of America, N.A. as agent, and the Lenders named therein. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement. All the calculations set forth below shall be made pursuant to the terms of the Agreement.

The undersigned, an authorized financial officer of Holdings in his capacity as such financial officer and not in his individual capacity, does hereby certify to the Administrative Agent and the Banks that:

1. DEFAULT

No Default has occurred or, if a Default has occurred, I have described on the attached Exhibit “A” the nature thereof and the steps taken or proposed to remedy such Default.

Compliance
2. SECTION 5.01 - Financial Statements and Records

(a) Annual audited financial statements of Holdings on a consolidated basis within 90 days after the end of each fiscal year end (together with Compliance Certificate).	Yes	No	N/A

(b) Quarterly unaudited financial statements of Holdings on a consolidated basis within 45 days after the end of each of the first three fiscal quarters of each fiscal year (together with Compliance Certificate).	Yes	No	N/A

COMPLIANCE CERTIFICATE, Page 1

3. SECTION 5.09 - Additional Subsidiaries

(a) Are there any Subsidiaries which are both:		Yes	No

(i) not a party to the Guaranty Agreement; and

(ii) a Material Subsidiary

(b) As of such fiscal quarter end, does the combined total revenue of the Subsidiaries who are Guarantors plus the unconsolidated revenue of the Borrower, each as determined for the past consecutive four fiscal quarters then ended, equal or exceed 60% of Holdings’ consolidated total revenue for such period?		Yes	No

If 3(a) and 3(b) are both yes, joinder of additional Subsidiaries required?		Yes	No

4. SECTION 7.01 - Interest Coverage Ratio

(a) Consolidated EBITDA (from Schedule 1)	$________

(b) Consolidated Interest Expense	$________

(c) Line 4(a) ÷ Line 4(b)	___ to 1.00

(d) Compliant with Minimum Interest Coverage Ratio	3.00 to 1.00		Yes	No

5. SECTION 7.02 - Leverage Ratio[5]

(a) Consolidated Funded Indebtedness	$________

(b) Consolidated EBITDA (for Schedule 1)	$________

(c) Actual Leverage Ratio: 5(a) ÷ 5(b)=	___ to 1.00

5 During certain periods and/or if Holdings has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 3.75 to 1.00 during the related Elevated Leverage Period.

COMPLIANCE CERTIFICATE, Page 2

(d) Compliant with Maximum Leverage Ratio	[3.50][3.75] to 1.00	Yes	No

6. Determination of Applicable Rate

(a) Leverage Ratio (from 5(c))	___ to 1.00

(b) Adjustment to margin and fees required (see pricing grid on Schedule 2)		Yes	No

(c) If adjustment required, set forth below new margins and fees

(i) ABR Spread	_______%
(ii) Eurodollar Spread	_______%

7. ATTACHED SCHEDULES

Attached hereto as schedules are the calculations supporting the computation set forth above in this Certificate. All information contained herein and on the attached schedules is true and correct.

8. [FINANCIAL STATEMENTS[6]

The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.]

9. CONFLICT

In the event of conflict between this Certificate and the Agreement, the Agreement shall control.

IN WITNESS WHEREOF, the undersigned has executed this Certificate effective as of the date first written above.

IHS MARKIT LTD.

By:
Name:
Title:

6 Section 8 to be removed in respect of Compliance Certificates for annual financial statement delivery pursuant to Section 5.01(a) of the Credit Agreement

COMPLIANCE CERTIFICATE, Page 3

SCHEDULE 1
TO
COMPLIANCE CERTIFICATE

Consolidated EBITDA.

(1) Consolidated Net Earnings:	$___________

(a) Consolidated Interest Expense	$___________
(b) Consolidated Income Tax Expense	$___________
(c) Consolidated Depreciation and Amortization Charges	$___________
(d) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any Holdings incentive plan	$___________
(e) cash non-recurring (A) fees, costs and expenses incurred in connection with the Transactions or the IHS-Markit Transactions and the Exchange Offer and (B) other acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (e)(B) shall not exceed 10% of the Consolidated EBITDA for such period; (together with any addbacks made pursuant to clause (x)(B) in the proviso referenced in the Agreement in reliance on clause (1)(I) of the proviso to such clause (x) in the Agreement and before giving effect to such add-backs and adjustments),	$___________
(f) any non-cash modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and postretirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any Test Period, the aggregate amount added back under this clause (f) shall not comprise more than 5% of the Consolidated EBITDA for such period,	$___________
(g) non-cash losses or charges (including charges incurred pursuant to the refinancing of the credit facility in effect prior to the Existing Credit Agreement) that are unusual or non-recurring,	$___________
(h) losses, charges, expenses, costs, accruals or reserves of any kind associated with any litigation (including any legal fees and expenses) and/or payment	$___________

SCHEDULE 1 to Compliance Certificate, Solo Page

of actual or prospective legal settlements, fines, judgments or orders,
	(i) the amount of any losses, charges, expenses, costs, accruals or reserves of any kind associated with any subsidiary of Holdings attributable to non-controlling interests or minority interests of third parties,	$___________
	(j) extraordinary or unusual one-time gains	$___________

	(k) Total: Line 1 plus lines (a) through (i) minus line (j)	$___________

(2)	Adjustments for Leverage Ratio Calculation.
	EBITDA from prior Targets for periods prior to acquisitions Pro forma cost savings, operating expense reductions, operational improvements and synergies	$___________ $___________
	Consolidated EBITDA for Leverage Ratio calculation	$___________

SCHEDULE 1 to Compliance Certificate, Solo Page

SCHEDULE 2
TO
COMPLIANCE CERTIFICATE

Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 ≥ 3.00 to 1.00	1.75%	0.75%
Category 2 < 3.00 to 1.00 and ≥ 2.50 to 1.00	1.50%	0.50%
Category 3 < 2.50 to 1.00 and ≥ 2.00 to 1.00	1.375%	0.375%
Category 4 < 2.00 to 1.00 and ≥ 1.00 to 1.00	1.25%	0.25%
Category 5 < 1.00 to 1.00	1.00%	0.00%

SCHEDULE 2 to Compliance Certificate, Page 1

EXHIBIT C
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

FORM OF GUARANTY AGREEMENT

[See Attached]

EXHIBIT C, Cover Page

EXHIBIT D
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

[RESERVED]

EXHIBIT D, Cover Page

EXHIBIT E
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

FORM OF BORROWING REQUEST

EXHIBIT E, Cover Page

BORROWING REQUEST

___________, __, ____

To:	Bank of America, N.A. Mailcode: TX1-492-14-11

Bank of America Plaza

901 Main St.

Dallas, TX, 75202-3741
Attention: Michelle Diggs

Email: michelle.diggs@baml.com
Telephone: 972.338.3812
Telecopy: 214.290.9463

and each Lender

Ladies and Gentlemen:

The undersigned, Markit Group Holdings Limited (the “Borrower”), refers to the Credit Agreement (as amended, the “Agreement”) dated as of January 26, 2017, among IHS Markit Ltd. (“Holdings”), the Borrower, Bank of America, N.A. as administrative agent, the other agents parties thereto and the Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.03 of the Credit Agreement that the Borrower requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Requested Borrowing”).

(i)	The date of the Requested Borrowing is ______________;

(ii)	The aggregate principal amount of the Requested Borrowing is $_______________;

(iii)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Eurodollar Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		_____ Month(s)
2.		_____ Month(s)
3.		_____ Month(s)
4.		_____ Month(s)
5.		_____ Month(s)
6.		_____ Month(s)

BORROWING REQUEST, Page 1

(iv)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Dollar Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i)       At the time of and immediately after giving effect to the Requested Borrowing, no Default exists;

(ii)       The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of the Requested Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

MARKIT GROUP HOLDINGS LIMITED

By:
Name:
Title:

BORROWING REQUEST, Page 2

EXHIBIT F
TO
MARKIT GROUP HOLDINGS LIMITED
CREDIT AGREEMENT

Form of Interest Election Request

EXHIBIT F, Cover Page

INTEREST ELECTION REQUEST

___________ ___, ____

To:	Bank of America, N.A. Mailcode: TX1-492-14-11

Bank of America Plaza

901 Main St.

Dallas, TX, 75202-3741
Attention: Michelle Diggs

Email: michelle.diggs@baml.com
Telephone: 972.338.3812
Telecopy: 214.290.9463

and each Lender

Ladies and Gentlemen:

The undersigned, Markit Group Holdings Limited (the “Borrower”), refers to the Credit Agreement (as amended, the “Agreement”) dated as of January 26, 2017, among IHS Markit Ltd. (“Holdings”), the Borrower, Bank of America, N.A. as administrative agent, the other agents parties thereto and the Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower Representative hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.07 of the Credit Agreement that the Borrower request a conversion or continuation (a “Change”) of the Borrowing specified on Schedule 1.

The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

MARKIT GROUP HOLDINGS LIMITED

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1
TO
Interest Election Request

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 TO INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1.01
TO
IHS MARKIT
CREDIT AGREEMENT

GUARANTORS

IHS Markit Ltd.
Markit Group Limited
Markit North America Inc.

IHS Inc.
IHS Global Inc.
IHS Global SA
IHS Global Canada Limited
IHS Global Limited

R. L. Polk & Co.
CARFAX, Inc.

SCHEDULE 1.02
TO
IHS MARKIT
CREDIT AGREEMENT

EXCLUDED JOINT VENTURES

1.      Markit Genpact KYC Services Limited

2.      KY3P1

3.      Markit CTI Holdings LLC

4.      Compliance Technologies International, LLC

5.      CTI (UK) International, LLC

6.      Financial Skills Limited

7.      IFM Fintech Opportunities LP

1 Pursuant to a Summary of Principal Terms of Limited Liability Company Operating Agreement, dated December 2015 (“KY3P Term Sheet”) IHS Markit Ltd. and its subsidiaries may contribute certain assets and establish Markit KY3P, LLP (or any legal name established in lieu thereof, “KY3P”), a new U.S. legal entity, in exchange for membership interests in KY3P. Such formation and investment may occur after the Effective Date.

SCHEDULE 2.01
TO
IHS MARKIT
CREDIT AGREEMENT

COMMITMENTS

On File with Administrative Agent

SCHEDULE 3.06
TO
IHS MARKIT
CREDIT AGREEMENT

DISCLOSED MATTERS

None.

SCHEDULE 3.12
TO
IHS MARKIT
CREDIT AGREEMENT

MATERIAL SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage Ownership
IHS Global Inc.	Delaware	100%
CARFAX, Inc.	Pennsylvania	100%

SCHEDULE 6.01
TO
IHS MARKIT
CREDIT AGREEMENT

EXISTING INDEBTEDNESS

Description
Capital Lease by and among CARFAX, Inc. as Lessee and Woodbridge Properties Limited Partnership as Lessor
Capital Leases by and among IHS Global Inc. as Lessee and Xerox Corporation as Lessor
Markit Group Holdings Limited share buyback arrangements with The Royal Bank of Scotland Plc
Markit Group Holdings Limited share buyback arrangements with Labmorgan Corporation
Markit Group Limited guarantee with HSBC Bank USA in relation to certain demand deposit accounts, standby letters of credit and interest payments.

SCHEDULE 6.02
TO
IHS MARKIT
CREDIT AGREEMENT

EXISTING LIENS

None.

SCHEDULE 6.04
TO
IHS MARKIT
CREDIT AGREEMENT

INVESTMENTS

1.	Prima Regulated Markets Limited[2]

2 IHS Markit Ltd. and/or its Subsidiaries have the beneficial and legal right to acquire up to 100% of the equity of such Person. To the extent such rights are exercised, such Investment shall be deemed permitted by Section 6.04(a).

SCHEDULE 6.09

TO

IHS MARKIT

CREDIT AGREEMENT

EXISTING RESTRICTIONS

1.	Markit Genpact KYC Services Limited stockholders’ agreement contains restrictions.

2.	Compliance Technologies International, LLC stockholders’ agreement contains restrictions.